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                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE

i2 TECHNOLOGIES WITHDRAWS $200 MILLION
CONVERTIBLE DEBT OFFERING



IRVING, TX
2/22/99

i2 Technologies, Inc. (Nasdaq: ITWO) today announced their decision not to proceed with the previously announced intention to offer up to $200 million in convertible subordinated debt, due to the recent softness in equity markets impacting the conversion price of the offering.

"We did not need the cash immediately so we felt no pressure to consummate the offering," said Sanjiv Sidhu, CEO of i2 Technologies. "The offering was oversubscribed but technology stocks weakened after we announced it. We therefore felt it was best not to execute the offering at this time. We remain committed to our strategy of market leadership and growth."

Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company's future growth or results. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are competition, market demand, technological change, recent acquisitions, international operations and general economic conditions. For additional discussion of factors, which could impact the Company's financial results, please refer to the Company's Form 10-K filed with the SEC on February 3, 1999.

About i2 Technologies:

Founded in 1988, i2 provides electronic business process optimization (eBPO) solutions for various industries including aerospace and defense; automotive and industrial; chemical, oil and, gas; consumer goods and retail; high tech and electronics; metals; paper; pharmaceutical; semiconductor; and textiles, apparel and footwear. i2's eBPO solutions provide necessary elements for competitive success into the new millennium -- forward visibility, collaboration with suppliers and customers, and rapid response -- to high-velocity enterprises of all sizes. i2 Technologies' vision is to add $50 billion of value in growth and savings for its customers by the year 2005. i2 is headquartered in Irving, TX, has over 2,300 employees, and maintains offices worldwide. For additional information, visit i2 on the web at http://www.i2.com. Contact: Angela Schwecke -- Public Relations -- i2 Technologies, Inc. -- 214-860-6076 -- angela_schwecke@i2.com

Brent Anderson -- Investor Relations -- i2 Technologies, Inc. -- 214-860-6012 -- brent_anderson@i2.com

RHYTHM, PLANET and i2 are registered trademarks of i2 Technologies, Inc.
(c)Copyright 1999, i2 Technologies, Inc.

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